EXHIBIT 99.1

DS Healthcare Group Reports Fourth Quarter and Full Year 2014 Financial Results as Company Reports Its First Profitable Quarter

Revenue up 21% in Fourth Quarter From Same Period in 2013

POMPANO BEACH, Fla., April 15, 2015 (GLOBE NEWSWIRE) -- DS Healthcare Group, Inc. (DSKX), "DS Healthcare" or "the Company" a leading developer of personal care products has released financial results for the fourth quarter and full year for 2014.

Q4 2014 Highlights:

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Net revenues were $ 3,706,761 up 21% over Q4 2013

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Gross margins increase to 60.1% from 51.3% in Q4 2013

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Gross profits increase to $2,244,930 up 43% over Q4 2013

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Company reports net income of $227,662 compared to a loss of $(944,860) in Q4 2013

•

Adjusted EBITDAS, a non-GAAP financial measure resulted in a net gain of $1,007,847 from a loss of $(399,789) in Q4 2013

"The turn to profitability that we've achieved during the fourth quarter further demonstrates our continued efforts to provide our shareholders with solid performance. We have greatly improved our efficiency and fulfillment cycle with the expectation to realize the benefits from these recent changes and initiatives on an on-going basis. We are confident these implementations will significantly drive our domestic and international revenues. Sales within our Mexican subsidiary continue to be robust and growing, posting a 54.7 increase in the fourth quarter of 2014 over the fourth quarter of 2013. As we continue to receive international regulatory approvals, we remain very optimistic for continued revenue growth in key market segments," stated DS Healthcare President and CEO Daniel Khesin.

Net revenues were $3,706,761 for the three months ended December 31, 2014, an increase of 21% over revenues of $3,058,626 in the year-earlier period. Revenue growth in the fourth quarter was driven by higher sales from the Company's Mexican subsidiary, increased revenue from international markets and a resumption of growth in our domestic sales.

Gross margin increased to 60.6% in the fourth quarter of 2014 from 51.3% in the same quarter of the prior year. This notable increase was a result of several factors including production efficiencies, strategic cost cutting efforts, increased sales of higher margin products and lower returns due to improved product quality. Gross profits were up 43% to $2,244,930 in the fourth quarter of 2014, as compared to $1,570,423 in the year-earlier period. Selling and marketing costs increased by 12% to $1,022,814 in the recent quarter from $913,951 in the same period last year. General and administrative costs decreased by 44.4% to $958,493, as compared to $1,723,995 in the same period of 2013. DS Healthcare reported net loss narrowed by 125% to a net income of $227,662 in the fourth quarter of 2014 compared to a net loss $(944,859) in the same period of 2013.

On an adjusted EBITDAS basis, a non-GAAP financial measure, the fourth quarter of 2014 resulted in a gain of $1,007,847 compared to a loss of $(399,789) in the year-earlier period.

For the twelve months ended December 31, 2014 net revenues were $13,414,265, a 1.7% decline from revenues of $13,561,661 for the twelve months ended December 31, 2013. Net revenues decreased primarily due to a decrease in US net revenue which was offset by increases in net revenues generated through our Mexican subsidiary which grew by 31.7% that were slightly offset due to a stronger dollar compared to the Mexican peso and impacted by shipments from the fourth quarter that have rolled into the first quarter in 2015. The decrease in US net revenue was the result of a weaker-than-expected first quarter 2014 caused by product backorders and other operational challenges, while revenues from international sales experienced delays in international product registrations and a stronger dollar compared to international currencies.

Gross margin increased to 60.6% in the full year of 2014 from 49.1% in the prior year, as a result of improved production efficiencies, cost cutting efforts including payroll, improved forecasting which has led to decreased manufacturing costs and reduced product returns by improving product quality. Gross profits were up 21% to $8,133,356 in for the twelve months of 2014, as compared to $6,708,618 in 2013. Selling and marketing costs increased by 9.4% to $4,099,419 in 2014 from $3,747,213 in 2013 General and administrative costs decreased by 11% to $5,299,779 in 2014 as compared to $5,964,570 in 2013. DS Healthcare's net loss decreased by 59% to $(1,312,159) or $(0.08) per share in 2014 from $(3,225,290) or $(0.25) per share in 2013.

As of December 31, 2014 the Company had cash and cash equivalents of $1,128,556 and working capital of $3,767,179. Total stockholders' equity on December 31, 2014 was $5,138,208.

On an adjusted EBITDAS basis, a non-GAAP financial measure, 2014 resulted in a loss of $(406,271) share compared to a loss of $(1,169,338) in 2013.

"The operational challenges we were faced with in early 2014 have successfully been addressed as we made considerable changes to nearly every department. This has been a pivotal year with our resources committed to creating a platform of efficacy in preparation for significant topline growth in the near future. The early outcome was demonstrated in Q3 and Q4, and while we continue to make progress on a daily basis, we believe that we can still improve upon the potential in gross margins, profitability and sales. Our products have proven to serve as a solution to a growing number of personal care needs, and by adequately servicing our customers the opportunities are endless," Khesin started. "With the pipeline of new products expected to launch in the first half of 2015 that leverage our development expertise and innovation, we are very optimistic with the outlook for this year and beyond," Khesin concluded.

Adjusted EBITDAS

We believe Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation ("Adjusted EBITDAS"), a non-GAAP financial measure, is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary for different companies for reasons unrelated to overall operating performance. We believe that:

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Adjusted EBITDAS provides investors and other users of our financial information consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

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Adjusted EBITDAS is useful because it excludes non-cash charges, such as depreciation and amortization, stock-based compensation and one-time charges, which the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and these expenses can vary significantly between periods

We use Adjusted EBITDAS in conjunction with traditional GAAP measures as part of our overall assessment of our performance, to evaluate the effectiveness of our business strategies and to communicate with our lenders, stockholders and board of directors concerning our financial performance.

Adjusted EBITDAS should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using non-GAAP financial measures, including that other companies may calculate these measures differently than we do. We compensate for the inherent limitations associated with using Adjusted EBITDAS through disclosure of these limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDAS to the most directly comparable GAAP measure, specifically net loss.

The following provides a reconciliation of net loss to Adjusted EBITDAS

	For Years Ended
	December 31,
	(unaudited)
	2014	2013
GAAP Net Loss	$(1,312,159)	$(3,225,290)
Depreciation and amortization	299,983	607,018
Amortization of deferred issuance costs	—	75,891
Interest Expense	71,536	115,150
Loss on sale of fixed asset	—	21,637
Impairment of intangible assets	51,736	88,910
Bad debt allowance	(36,363)	90,045
Inventory obsolescence allowance	(162,463)	49,720
Stock issued for services	681,459	717,981
Loss on extinguishment of debt - shareholder	—	289,600
Adjusted EBITDAS	$(406,271)	$(1,169,338)

	Three Months Ended
	December 31,
	(unaudited)
	2014	2013
GAAP Net Income (loss)	$227,661	$(944,861)
Depreciation and amortization	82,556	323,288
Amortization of deferred issuance costs	—	27,983
Interest	12,660	30,262
Loss on disposal of fixed asset	(7,305)	16,511
Impairment of intangible assets	51,736	88,910
Bad debt allowance	23,940	(229,711)
Inventory obsolescence allowance	52,312	37,193
Stock issued for services	564,285	250,636
Adjusted EBITDAS	$1,007,847	$(399,789)

DS Healthcare Group, Inc. (dba DS Laboratories) and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	December 31,
	2014	2013
ASSETS

Current Assets
Cash	$1,128,556	$2,872,946
Accounts receivable, net	1,809,178	2,229,329
Inventories, net	3,984,528	2,702,579
Prepaid expenses and other current assets	278,714	289,885
Total Current Assets	7,200,976	8,094,739

Furniture and Equipment, net	206,406	206,958
Intangible Assets, net	1,101,373	1,346,389
Other Assets	88,247	66,506

TOTAL ASSETS	$8,597,002	$9,714,592

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,229,863	$2,230,723
Accrued expenses	967,112	945,949
Credit facility	350,000	582,383
Other current liabilities	886,822	286,282
Total Current Liabilities	3,433,797	4,045,337

Long Term Debt, net of current portion	24,997	36,425

TOTAL LIABILITIES	3,458,794	4,081,762

COMMITMENTS AND CONTINGENCIES

Shareholders' Equity
Preferred stock, $0.001 par value, 30 million shares authorized:0 shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.001 par value, 300 million shares authorized: 16,202,268 and 15,843,005 shares issued and outstanding at December 31, 2014 and 2013, respectively	16,202	15,843
Additional paid-in-capital	14,839,695	14,163,595
Stock subscription	(2,500)	(194,500)
Accumulated deficit	(9,613,375)	(8,307,420)
Accumulated comprehensive income	(63,384)	(12,462)
Total Shareholders' Equity	5,176,638	5,665,056
Non-Controlling Interest	(38,430)	(32,226)

Total Shareholders' Equity	5,138,208	5,632,830

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,597,002	$9,714,592

DS Healthcare Group, Inc. (dba DS Laboratories) and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	For the Year Ended December 31,
	2014	2013

Net Revenue	$13,414,265	$13,651,661

Cost of Goods Sold	5,280,909	6,943,043

Gross Profit	8,133,356	6,708,618

Operating Costs and Expenses:
Selling and marketing
Commissions and consulting	1,490,172	1,473,194
Other selling and marketing expenses	2,609,247	2,274,019
	4,099,419	3,747,213
General and administrative
Salary and personnel costs	2,327,482	2,351,953
Professional fees and consulting costs	1,667,788	1,744,250
Other general and administrative expenses	1,304,510	1,868,367
	5,299,780	5,964,570

Total operating costs and expenses	9,399,199	9,711,783

Operating Loss	(1,265,843)	(3,003,165)

Other Income (Expense)
Loss on conversion of debt	—	(289,600)
Interest expense	(71,536)	(115,150)
Other	25,220	278,658

Total other income (expense)	(46,316)	(126,092)

Loss Before Income Taxes	(1,312,159)	(3,129,257)

Income Tax Expense	—	96,033

Net Loss	(1,312,159)	(3,225,290)

Net Loss Attributable to Non-Controlling Interest	(6,204)	(15,859)

Net Loss Attributable to Common Shareholders	$(1,305,955)	$(3,209,431)

Basic and Diluted Earnings per Share:
Weighted average common shares outstanding	16,066,199	12,711,417
Net Loss per share	$(0.08)	$(0.25)

Other Comprehensive Income:
Foreign currency translation adjustment	(14,893)	(13,167)
Comprehensive loss	$(1,320,848)	$(3,222,598)

DS Healthcare Group, Inc. (dba DS Laboratories) and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	For the Year Ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net Loss	$(1,312,159)	$(3,225,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	299,983	607,018
Amortization of deferred issuance costs	—	75,891
Loss on sale of fixed assets	—	21,637
Impairment of intangible assets	51,736	88,910
(Recovery) provision for bad debts	(36,363)	90,045
(Recovery) provision for obsolete inventory	(162,463)	49,720
Stock issued for services	681,459	717,981
Loss on extinguishment of debt	—	289,600
Changes in operating assets and liabilities:
Accounts receivable	456,513	(193,733)
Inventories	(1,119,486)	701,651
Prepaid expenses and other current assets	11,170	(206,612)
Accounts payable	(1,000,858)	(296,816)
Accrued expenses	21,163	241,067
Other current liabilities	600,541	58,874
Net cash used in operating activities	(1,508,764)	(980,057)

Cash Flows from Investing Activities:
Purchase of furniture and equipment	(130,079)	(46,794)
Purchase of injection molds	(5,750)	(35,139)
Proceeds from sale of fixed asset	24,822	—
Security deposits	(32,141)	(25)
Net cash used in investing activities	(143,148)	(81,958)

Cash Flows from Financing Activities:
Net (repayments) proceeds of credit facility	(582,383)	133,725
Proceeds of short term credit facility	350,000	—
Proceeds of shareholders' loans	—	310,000
Repayment of loans and notes	(11,429)	(117,752)
Repayments to related parties	—	17,973
Proceeds from sale of stock subscription	—	10,000
Proceeds from sale of common stock	197,000	421,300
Less issuance cost	(10,000)	(31,260)
Proceeds from private placement	—	2,942,000
Less issuance cost	—	(151,051)
Net cash (used) provided by financing activities	(56,812)	3,534,935

Effect of exchange rate changes on cash	(35,666)	(12,462)

(Decrease) Increase in Cash	(1,744,390)	2,460,458
Cash, Beginning of Period	2,872,946	412,488

Cash, End of Period	$1,128,556	$2,872,946

About DS Healthcare Group

DS Healthcare Group Inc. leads in the development of biotechnology for topical therapies. It markets through online and specialty retailers, distributors, cosmetics wholesalers, salons and pharmacies. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Health Group's flagship brand, visit www.dslaboratories.com

Forward-looking statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies, and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing and marketing products, intense competition, and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:

DS Healthcare Group, Inc.

Abner Silva

407.342.4112

Abner@DSHealthgroup.com